EXHIBIT 21.1
SUBSIDIARIES OF SAFEGUARD SCIENTIFICS, INC.
     Exclusive of immaterial subsidiaries and companies in which the Registrant holds a minority interest, as of March 4, 2011, the Registrant had the following subsidiaries:

NAME	PLACE OF INCORPORATION
Bonfield Fund Management, L.P.	Delaware
Bonfield VII, Ltd.	British Virgin Islands
Bonfield Partners Capital, L.P.	Delaware
Novitas Capital Management, L.P.	Delaware
Novitas Capital II Management, L.P.	Pennsylvania
Safeguard Capital Management, Inc.	Delaware
Safeguard Delaware, Inc.	Delaware
Safeguard Delaware II, Inc.	Delaware
Safeguard Fund Management, Inc.	Delaware
Safeguard Fund Management, L.P.	Delaware
Safeguard Growth Fund Cayman Limited Partnership	Cayman Islands
Safeguard Growth Fund, Inc.	Delaware
Safeguard Growth Fund, L.P.	Delaware
Safeguard Partners Capital, L.P.	Delaware
Safeguard Scientifics (Delaware), Inc.	Delaware
Safeguard Technologies, Inc.	Delaware
SFE Properties, Inc.	Delaware
SSI Management Company, Inc.	Delaware
SSI Partnership Holdings (Pennsylvania), Inc.	Pennsylvania